Exhibit 10.7

August 8, 2025

Justin Trojanowski

Re: Tempest Employment Terms

Dear Justin,

You are currently employed by Tempest Therapeutics, Inc. ("Tempest" or the "Company") pursuant to the terms of the offer letter you entered into with the Company on May 19, 2022 (the “Offer Letter”). The terms and conditions set forth in this amended offer letter (this “Amended Offer Letter”) shall become effective as of the date hereof and shall supersede and replace the terms and conditions set forth in the Offer Letter.

You are currently the Company’s Corporate Controller and Treasurer. In this role, you are responsible for maintaining the Company’s internal control framework in accordance with Sarbanes-Oxley, review of quarterly and annual financial statements, overseeing accounting and treasury operations as well as performing such duties as are assigned to you from time to time. You will also continue to hold the designation of principal accounting officer. You'll be reporting to Nicholas Maestas and will work at our office located at 2000 Sierra Point Parkway, Suite 400 in Brisbane, California. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Compensation and Benefits

Your current base salary is paid at the rate of $266,680 per year ($11,111.67 payable semi-monthly), less payroll deductions and withholdings, paid on the Company's normal payroll schedule.

You will continue to be eligible to earn an annual discretionary bonus equal to 25% of your base salary (the "Bonus"). The amount of the Bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant. The Bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date, except as otherwise provided for in this Amended Offer Letter.

During your employment, you will also continue to be eligible to participate in the benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. The Company has a PTO program pursuant to which employees earn paid time off on an annual basis, in addition to Company holidays. A full description of current benefits is available for your review. The Company may change compensation and benefits from time to time in its discretion.

Equity

The Company previously granted you options to purchase shares of the Company’s common stock, which shall continue to be governed by the terms of the applicable stock option agreements and equity incentive plans of the Company.

Confidential Information and Company Policies

As a Company employee, you will continue to be expected to abide by Company rules and policies. You must continue to comply with the employee Proprietary Information and Inventions Agreement you previously signed with the Company.

By signing this Amended Offer Letter, you are representing that you continue to have full authority to continue in this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to continue to honor all obligations to former employers during your employment with the Company.

At-Will Employment and Exempt Status

Your employment with the Company continues to be "at-will." You may terminate your employment with the Company at any time and for any reason. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

As an exempt salaried employee, you will be expected to work the Company's normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Severance

If within six (6) months of the consummation of a Change in Control (as such term is defined in the Company’s 2017 Equity Incentive Plan) your employment with the Company is terminated (x) by the Company for any reason other than Cause (as such term is defined in the Company’s Amended and Restated 2023 Equity Incentive Plan)) or (y) by you for Good Reason (as defined below), subject to your compliance with the Severance Conditions (as defined below), the Company will pay you the following severance benefits (the “Severance Benefits”):

a)
three (3) months’ base salary;
b)
a prorated target annual bonus for the fiscal year in which the termination occurs, with the proration equal to the number of days elapsed during the fiscal year through the termination date divided by 365;
c)
the target bonus for any fiscal year completed but which has not yet been paid; and
d)
if you timely elect coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and subject to any legal limitations under Section 105(h) of the Code, Section 2716 of the Public Health Service Act, or other applicable laws, such COBRA coverage for medical and dental coverage will continue for you and you eligible dependents (as applicable) at active employee rates for up to three (3) months, subject to normal COBRA termination rules.

The Company may withhold all standard deductions and taxes which, by applicable federal, state, local or other law, the Company is required to withhold from the Severance Benefits. The Severance Benefits will be payable in a lump sum with the first payroll date that occurs at least five (5) days after the Release (as defined below) becomes effective and non-revocable.

Your receipt of the Severance Benefits is conditioned upon the following (the “Severance Conditions”): (i) you continuing to comply with your obligations under any agreements between you and the Company, including without limitation your Proprietary Information and Inventions Agreement; (ii) your timely return of all Tempest property, including without limitation confidential information and all electronically stored information, and (iii) your timely execution, delivery, and non-revocation of an effective release of all claims against the Company and its affiliates in a form presented by the Company (the “Release”), within the timeframe specified therein, which shall be no longer than sixty (60) days after your separation from service.

For purposes of this Amended Offer Letter, you shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent:

a)
a material reduction in your base salary, which the parties agree is a reduction of at least 10% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees);
b)
a material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; or
c)
relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation.

In order to resign for Good Reason, you must provide written notice to the Company within 30 days of the initial existence of the condition constituting Good Reason, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions, including the designation as the Company’s principal accounting officer, you then hold with the Company not later than 30 days after the expiration of the cure period.

Section 409A

It is intended that any payment or benefit set forth in this Amended Offer Letter satisfy one or more exemptions from the application of Section 409A of U.S. Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the payments or benefits provided hereunder are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse tax consequences and any ambiguities herein shall be interpreted accordingly. To the extent any payment or benefit under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment or benefit shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. To the extent required by Section 409A, if the return deadline and post-execution revocation period specified in the Release crosses tax years, the Severance Benefits shall be paid in the later tax year after effectiveness of the Release.

Dispute Resolution and Complete Agreement

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS' then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the "Excluded Claims"). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Amended Offer Letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This Amended Offer Letter, together with your employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, including without limitation the Offer Letter. Changes in your employment terms, other than those changes expressly reserved to the Company's discretion in this Amended Offer Letter, require a written modification signed by an officer of the Company. If any provision of this Amended Offer Letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Amended Offer Letter and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Amended Offer Letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

* * *

If you wish to accept the amended terms of your employment at the Company under the terms described above, please sign and date this Amended Offer Letter and return it to me no later than August 11, 2025.

Sincerely,

/s/ Nicholas Maestas
Nicholas Maestas Chief Financial Officer and Head of Strategy

Understood and Accepted: /s/ Justin Trojanowski Justin Trojanowski	August 11, 2025 Date